Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the L.B. Foster Company 401(k) and Profit Sharing Plan and the L.B. Foster Company Savings Plan for Bargaining Unit Employees, of our reports dated March 8, 2017, with respect to the consolidated financial statements and schedule of L.B. Foster Company and Subsidiaries, included in its Annual Report (Form 10-K/A) and the effectiveness of internal control over financial reporting of L.B. Foster Company and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

December 21, 2017